EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

IVGN - Invitrogen Corporation Q2 Financial Results Call

Event Date/Time: Jul. 24. 2008 / 9:00AM ET

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

CORPORATE PARTICIPANTS

Amanda Clardy

Invitrogen Corporation - VP of IR

Greg Lucier

Invitrogen Corporation - Chairman and CEO

David Hoffmeister

Invitrogen Corporation - CFO and SVP, Finance

CONFERENCE CALL PARTICIPANTS

Tycho Peterson

JPMorgan - Analyst

Quintin Lai

Robert W. Baird & Company, Inc. - Analyst

Jonathan Groberg

Merrill Lynch - Analyst

Isaac Ro

Leerink Swann & Company - Analyst

Derik De Bruin

UBS - Analyst

Dan Leonard

First Analysis Securities - Analyst

Eric Criscuolo

Thomas Weisel Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Invitrogen Corporation second quarter financial results conference call. My name is Sylvana and it will be my pleasure to assist you today. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Ms. Amanda Clardy, Vice President of Investor Relations. You may proceed.

Amanda Clardy - Invitrogen Corporation - VP of IR

Thank you, and good morning, everyone. Welcome to Invitrogen’s second quarter 2008 earnings conference call. Joining me on the call today are Greg Lucier, our Chairman and CEO, and David Hoffmeister, our Chief Financial Officer. If you haven’t received a copy of today’s press release, you may obtain one from our website at invitrogen.com.

Before we begin, I want to remind our listeners that our discussion today will include forward-looking statements, including, but not limited to, statements about future expectations, plans and prospects for the Company, as well as future expectations relating to the planned merger with Applied Biosystems.

We believe these statements are based on reasonable assumptions, but actual results may differ materially from those indicated. It’s our intent that the forward-looking statements be protected under the Safe Harbor created by the Private Securities Litigation Reform Act of 1995. Additionally, we will be discussing GAAP and non-GAAP measures. A full reconciliation of the non-GAAP measures to GAAP can be found in today’s press release or on our website.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

For today’s call, we will be referencing a presentation that you may view online. Instructions to access the webcast are also on our website. Additionally, we will be posting the presentation to our website following the conference call.

Greg will begin today’s call with the highlights of our second-quarter results, and additional comments about the Invitrogen and Applied Biosystems combination. He will be followed by David, who will give a more detailed review of the Company’s second quarter operating results.

I will now hand the call over to Greg Lucier.

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Thanks, Amanda. We are pleased to have once more delivered a quarter of solid organic growth and operating margin improvement. Our business is operating on all cylinders as we continue to focus on organic growth coupled with productivity and efficiency gains to drive that margin expansion. We have experienced people working with stable processes and systems, which lead to a solid business that runs predictably and efficiently.

In the second quarter, total revenue growth was 14.3% of which 6.2% was organic growth. Operating margin improved by 370 basis points to 27.7%. Net income increased by 30% and non-GAAP earnings per share increased 28% to $0.73.

These results are a testament to the kind of business we now run, one that is consistent and sustainable even in tough funding environments. We get asked many questions about the health of our end markets, and our response is the same as it has been the entire year — the markets are stable and consistent, with very little change.

Having said that, we are encouraged by the positive signs on the horizons. With respect to NIH funding, while it has been flat for six years in nominal dollars, the good news is that promising signs point to sizable funding increases on the horizons. For example, a modest $150 million increase was just added to this year’s NIH budget. And the blueprint that Congressional committees have put together for the next year shows increases of greater than $1 billion.

With respect to other end markets, demand in large pharma is generally good, but our results varied by company by company. It is largely dependent on the strength of individual product lines, the particular research focus at that company, the level of spending, or mergers.

Biotech’s small and large are still a very good customer segment for us, although this is as much a result of our revised coverage model as it is from the end market funding. We are servicing more of the small and medium sized biotech companies today than ever before because of a new sales model that we put in place last year, that includes an inside sales force calling upon smaller accounts. This is an example of how we are continually adjusting our business model to ensure revenue growth remains consistent despite changing market dynamics.

All other end markets remained the same, with Europe still having good macro funding, Japan’s stable, and emerging geographies experiencing double digit growth.

Moving back to our results for the first half of this year, and more specifically this quarter, there are a number of things that we are pleased with. Clearly, the merger we announced on June 12 with Applied Biosystems is top of mind for us and our investors. But before I get to that, I’ll spend some time discussing the Invitrogen business.

As in previous quarters, there were many improvements that led to our financial results this quarter and more importantly, that will continue to yield results into the future. I’d like to mention just a few.

Many of you have heard me talk about our transaction profitability project in the past. This project officially kicked off earlier this year, and focused on improving the margin on each and every transaction. The project has already yielded several million dollars in savings this year alone, and we are on track to deliver at least that much in the next couple of quarters. The launch of our new website was just another major accomplishment that we can talk about this quarter. The new search and find features on our website has significantly increased the number of visitors who actually make a purchase, as well as our average order value.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

In addition, with new features such as the ability to track and order online, we are, for the first time, seeing the productivity gains we can get in the back office from moving these types of inquiries to a self-service model. In addition, we’re seeing an added benefit to organic growth from sales of product in the long end of the tail — those products that are purchased less often, being viewed and purchased much more than before, due to the new website coming into being.

We now have a single ERP system implemented for 85% of our business globally, but we continue to make modifications of our underlying systems to enhance the customer and employee experiences. One example of this improvement we made into the Web ordering process for oligos in the quarter. We significantly streamlined the back end systems and provided new options for customers on their shipping method of choice. This project alone added almost $0.5 million of total revenue in nine months, which should also be indicative of the future run rate.

What is more interesting is that almost half of the revenue is from customers who chose to upgrade to premium shipping terms. These types of differentiated service offerings that give customers choice and flexibility enable us to improve customer satisfaction, while at the same time generating revenue and margin growth.

As important as differentiating service levels are is the new products we develop. This quarter, we brought to market a new kit for next generation sample prep — a complete sample enrichment and normalization solution for next generation sequencing technology.

In June, we released the only automated chip-based system for HLA antibody detection and identification. We continue to provide new and innovative products for stem cell research, launching the first fully defined and completely animal-origin free substrate in the marketplace for embryonic and other types of stem cells. And just two weeks ago, we announced that we received FDA pre-market approval for our HER2 CISH Kit, a diagnostic kit that assesses a patient’s likely response to Herceptin treatment, which we’ll be distributing through a third party. Beyond this diagnostic kit, we are also looking at the use of CISH on companion diagnostics for other types of cancer.

In terms of other business highlights, we won Life Science Industry awards, six of them, the most of any company, from the Best Sell Biology Kits and Reagents to The Most Useful Website. This is the fourth year in a row we were recognized in such categories. We are honored that our customers have voted for us and we will continue to meet their expectations, both in the near-term and the long-term.

This quarter, we announced the formation of a new cell therapy business unit, focused on the development of new products and services for our cell therapy customers, and specific R&D projects that will help customers accelerate the availability of safe and effective cell therapies.

I will end my comments on the current quarter accomplishments simply by saying that the solid organic revenue growth, margin improvement, free cash flow we generated yet again, are the result of our continued focus on the basics, and our ability to make small improvements each quarter that pay continuous dividends into the future.

It is with these types of actions that we’re able to make a lasting impact to our run rate business. Our business is characterized by small run rate orders with customers that respond to consumer-like marketing, such as modest promotions and giveaways. In this type of business, which is almost similar to half of ABI’s business, enough can’t be said about basic sales management. We now have a high performing sales team that consistently delivers and provides customer feedback that is so critical to our success. The global sales organization has transformed this business cadence. Specifically, there is a well-understood and defined methodology for analyzing our run rate business, incorporating the impact from seasonality and one-time events, as well as a good line of sight to bigger deals.

This methodology, coupled with daily reporting around the globe from each sales team, ensures accountability for every sales leader. This rigorous forecasting process and accountability system gives us increased confidence in our short-term demand projections.

In addition to changing the fundamental way we monitor the health of our business, we have made investments in our sales teams that continue to pay dividends. One such area is the sales operation team. Price realization continues to be very favorable, with far less leakage occurring over the course of the year. Sales operations team has been a major contributor to this by assisting the sales force in structuring contracts and in managing discounting. This team also monitors daily sales performance and helps build tools, provides training, and develop customer’s presentations that help the sales force optimize results. We are only beginning to see the benefits we can get through these types of efforts.

Another area that has dramatically improved is goal setting, alignment, and training. We’ve discussed before our process of having quarterly focused areas, in which just a few product groups are highlighted each quarter. The sales force is given specific goals for those product groups, trained on target products, and then may be offered special incentives to focus on those particular products. The marketing organization is aligned with the effort so that its actions, whether it be advertising or promotions, also target those products.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

We started this practice in early 2007, and continue to follow it today, as we have seen tangible changes in run rate demand that remain several quarters down the line. Our philosophy — to win with the basics — is now deeply embedded into our operating psyche. We have great morale in our selling organization, and our turnover is the lowest yet, which allows us to recruit great people.

If you want to sell science and earn your commission, Invitrogen is the place to work. With the ABI transaction, we’ll be able to implement some of our best practices in sales management to capture synergies. The basic philosophy on rigorous management will not change and will apply to all product areas, reagents, and instruments alike. This is why I feel confident that we can limit disruptions during the integration process and deliver upon the promise this combination has to offer.

I’d now like to spend a few moments on the ABI transaction, the transformative nature of this deal, and the future of our combined Company.

In many conversations with customers and employees, as well as investors, I’ve heard strong support for the strategic rationale behind combining our two companies. We have highly complementary product offerings that will now enable us to provide unique workflow solutions for our customers. In addition, together we’ll have the broadest, most extensive scientifically-oriented commercial network in the industry, and each company has a presence in several compelling high growth markets.

On top of these compelling strategic reasons, there is a significant financial value to be had from this combination. In deciding whether or not we should enter into this transaction, we performed extensive due diligence over a period of many weeks. The due diligence effort was led by Paul Grossman, our Senior Vice President of Strategy and Corporate Development, who joined Invitrogen last year, having spent over 20 years at ABI in various positions within R&D, legal, licensing and corporate development.

We hired the consulting firm L.E.K. to perform customer interviews and go deep into ABI’s qPCR and sequencing business, including both its CE and the next generation sequencing segments. In addition, we formed several internal teams to review the different business lines of ABI, including our technical teams that evaluated solid versus the other platforms in the market. All of this led us to feel very comfortable with ABI’s businesses and their future potential.

We also did extensive due diligence on how we could achieve cost synergies. We did our own internal review, and we also hired Deloitte to validate our findings and compare our estimates with cost synergies against their extensive database and experience with similar transactions.

It’s because of this rigorous review process that we feel confident in our ability to deliver upon the synergies we’ve communicated. $60 million of total synergies in the first year after close, and $175 million in total synergies by the third year after close.

In order to ensure these synergies are achieved, we’ve already begun our integration process. As we announced several weeks ago, we’ve named an integration leader and have now formed all the cross-organizational teams that will lead the integration efforts. We have a very clear model for our integration process. We are starting to work to harmonize our cultures and connect our employee bases, as it will be up to the collective, talented teams to deliver upon the strategic vision and capture the synergies.

We will have retention programs in place to ensure we keep all mission-critical personnel, but we believe there is upside for all employees, as we deliver upon the true potential of our new Company.

Before I hand the call over to David, I’d like to discuss one more area of keen interest to our shareholders, customers and employees. With our strong organic results, as well as the currency benefits we’re currently experiencing, we’ve been able to invest in some projects that will set the Company up for success in the years to come.

One of those areas in next generation genomic analysis. As we mentioned on last quarter’s call, we’ve been committed — even before the ABI transaction — to playing a significant role in the next generation sequencing market. Invitrogen has some unique enabling reagents for sequencing, and now, with ABI, those reagents plus solid will make us a leader in the current generation of genomic analysis systems.

Beyond this current generation, we have every intention of being a leader in commercializing a third generation sequencing product that will sequence a genome at the lowest possible cost in the shortest amount of time. We have a terrific internal program dedicated to this work, and we’ll continue to make investments in engaging collaborations to enhance that capability, such as the deal with Active Motif announced earlier this week.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

At this time, this is the most detail we’ll be providing on this program until we are closer to having a commercially viable product. This is consistent with how we treat other R&D programs insofar as we don’t disclose investment dollars or milestones until we have a product ready to launch.

With that, I’ll now hand the call over to David. David?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Thank you, Greg, and good morning, everyone. I will now take you through the financial details for the second quarter results. This quarter, we grew revenue 14.3%, including the impact from currency and acquisitions; 6.2% organically. As many of you know, we had a $5 million legal settlement reported in our revenue last year, which makes for a challenging comparison year-over-year. This negative comp was partially offset by the positive benefit from the timing of the Easter holiday, which fell in Q2 last year and in Q1 this year. So, the normalized organic growth for the Company was approximately 7% in the quarter.

BioDiscovery grew 14% year-over-year or 6.5% without currency to $253 million. The legal settlement I just mentioned was recognized in BioDiscovery, so excluding that settlement and the positive impact from the timing of the Easter holiday, the normalized growth rate for BioDiscovery was 8%. This growth was driven by increased price, new product introductions, and improved volumes.

Volume grew in most products areas, with molecular biology products having their strongest quarter in many years. Next generation sequencing is generating demand for a number of our core molecular biology products. In addition, our cell biology business continues to produce double digit growth, driven by our labeling and detection business.

And finally, we are seeing traction from several products that were launched a few years ago, such as our protein array business, which is showing momentum within the biomarker discovery markets with both pharma and academic customers.

Cell Systems had a quarter in line with our expectations with revenue of $115 million. This represents a growth rate of 16% as reported, including currency and acquisition-related revenue. Without these two items, Cell Systems grew 5.6% organically. This growth was mostly attributable to cell culture research, which had another quarter of significant growth, driven by increased price and volume for basic and specialty media, including stem cell and animal origin-free media. The growth rate for bioproduction was in the mid-single digits, as anticipated.

All regions had solid organic growth, with the US growing in the mid-single digits; Europe in the low double digits; Asia-Pacific, excluding Japan, at approximately 20%; and Japan, in the low-single digits. Currency this quarter contributed $22 million of revenue, approximately 7 points of growth. Currency benefits added $0.09 to earnings per share.

Moving on to other line items, non-GAAP gross margin was at 66.3%, an increase of 260 basis points from Q2 2007. The gross margin increase was a result of improved gross margins in both segments, as well as currency benefits. BioDiscovery gross margins improved by 250 basis points over last year due to increased price and improved productivity. Cell Systems gross margins improved by 310 basis points as a result of improved productivity, currency benefits, and the increased price in cell culture research.

One factor that’s been negatively impacting our gross margins is the cost of freight, with oil now two times higher than a year ago. We’ve made modifications and improvements in our distribution processes to reduce costs, but it’s been enough to offset these extraordinary increases. Therefore, beginning in August, we’ll be instituting a fuel surcharge that will be tied to the FedEx Air Charge Index, which is a fuel index that many other industries use. We hope that oil prices don’t remain this high, which will allow us to eliminate the fuel surcharge in the future.

Second quarter operating expenses were $142 million, an increase of $14 million over prior-year levels, mainly as a result of higher employee-related expenses in sales, marketing and R&D, as well as additional operating expenses from acquired companies. G&A expenses declined year-over-year due to the elimination of legal expenses associated with the settlement last year. Currency also added approximately $3 million of expenses year-over-year.

Operating income was at a record high of $102 million, an increase of 32% year-over-year. The operating margin was 27.7%, representing 370 basis points of improvement over prior-year. Operating margin expansion resulted from gross margin improvements, operating cost leverage, as well as currency benefits.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Interest income was $5.3 million, interest expense was $6.9 million, and other expense was $400,000. In the quarter, our non-GAAP tax rate was 28.7%, a result of a higher percentage of income and lower tax jurisdictions, and approximately $1 million in one-time tax benefits resulting from completion of audits from prior periods.

Our diluted share count for the quarter was 97.1 million, which represents a sequential decrease of 700,000 shares as a result of a full quarter impact of our share repurchases completed in the first quarter. Non-GAAP earnings per share, which does not include stock option expense, was $0.73, an increase of 28% over last year.

Stock option expense for Q2 was $7.6 million pretax, $5.3 million aftertax, and $0.05 per share, which represents a 29% decline from last year’s level. The decline year-over-year was a result of adjustments for historical forfeiture rates. Future stock option expense is expected to be $0.06 to $0.07 per quarter.

GAAP earnings per share were $0.55, as compared to $0.31 last year. As a reminder, there is a full reconciliation between GAAP and non-GAAP measures in today’s press release and on our website.

Moving on to the balance sheet and cash flow, our ending cash and short-term investments were $646 million. This compares to the last quarter’s balance of $549 million. Cash from operating activities were $82 million. Capital expenditures were $17 million and free cash flow was $65 million. Our debt remained the same at $1.15 billion.

I’ll now move on to our outlook for full year 2008. At this time, all guidance we give for Invitrogen is as a stand-alone entity, and does not include any potential benefit from the Applied Biosystems merger closing before year-end. We expect organic revenue growth in the mid-single digits. This is consistent with the full year guidance we provided last quarter for organic growth. In addition, last quarter, we provided full year guidance of high-single digits including currency. Instead of attempting to predict currency rates, we will be providing our expectations for the business without currency effects; but we will provide assumptions for how currency movements impact our P&L.

As for operating margin, we now expect operating margin will improve by 50 to 75 basis points organically. This is an increase to the 50 basis point improvement we provided last quarter. Non-GAAP EPS is expected to increase at 1.5 to 2 times the rate of revenue. Quarterly growth rates will vary due to a variety of factors.

As it relates to currency, the year-to-date benefit has been 5 to 7 points of revenue growth. The gross margin percentage from currency is slightly higher than the total Company gross margin percentage, approximately 75% to 80%, depending on the mix of revenue by country. Base costs attributable to currency have been approximately $3 million to $4 million a quarter.

I want to caution our investors and analysts not to be overly optimistic in their expectations over our future quarterly financial results. We give annual guidance because our growth rates and OM improvement will fluctuate quarterly, due to seasonal ordering patterns and the timing of operating expenses, as well as other items. Therefore, as is our practice, I will give you a few items to take into consideration for the coming quarters.

First, Q3 is typically our lightest revenue quarter, due to seasonal buying patterns. This means lower revenue, which also has an impact on margins, due to lower volume. In Q4, volume typically goes up, although a portion of that is lower margin OEM business. In addition to this, there are two other factors that will impact margins in the coming quarters.

First, in the second half of the year, our bioproduction business will be a greater percent of the mix. And given that this business has lower margins, we expect this will have an impact on gross margins within Cell Systems.

Second, as we have said before, net price trends down modestly throughout the year, and this year is no exception.

Moving on to operating expenses, we expect they will go up slightly on a sequential basis as we fund additional programs in our cell therapy and stem cell businesses. Our expected full year non-GAAP tax rate is 29.5%, with the second half tax rate expected to be 30.5%. This rate does not include the benefit of the R&D tax credit, which has not yet been extended beyond 2007. If the R&D tax credit is extended, our tax rate could be 60 basis points lower.

FAS 123R expense will be in the range of $0.06 to $0.07 per quarter, depending on stock option expensing. Share count will vary, depending on our stock price. Given that we cannot predict where our stock price will be, we suggest you use a share count between 97 million and 99 million. At a stock price of $40, our ending share count would be approximately 97 million; at $45, it would be 99 million.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Free cash flow for the second half is expected to be in line with the first half free cash flow, with Q4 being higher than Q3, due to the timing of tax payments, capital expenditures, and working capital changes. Capital expenditures are still expected to be in the range of $70 million, $80 million per year.

Before I close, let me give an update on two items related to the ABI merger. Regarding financing, we’ve met with the rating agencies, and our bank debt has received investment-grade ratings from both Standard & Poor’s and Moody’s. We are currently in the process of meeting with banks to syndicate the amounts each of our three main banks have fully underwritten. At this time, we see no issues with getting the financing in place.

The second I’ll mention is the closing timeline. We have filed with the FTC, and the review period for that filing is up on July 28. We will be engaging with the EMCR for a similar review process shortly, and we expect to file the formal notification in mid-August. We plan on filing the preliminary S-4 by the end of July.

Given these filing dates, we anticipate that the deal will close sometime in late October to early November. We will provide an update to investors if anything occurs to change this estimate.

And with that, I will now hand the call back over to Amanda to open up the lines for questions.

Amanda Clardy - Invitrogen Corporation - VP of IR

Thank you, David. As we prepare for the Q&A portion of the call, we ask participants to limit their questions to Invitrogen’s quarterly results as much as possible. Sylvana, you can now open the lines up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Tycho Peterson, JPMorgan.

Tycho Peterson - JPMorgan - Analyst

Thanks for taking my call. David, just, I guess, a question on some of your comments around the guidance in the back half of the year. I mean, as I look at what you’ve put up in the first half of the year, are you expecting any change in the end markets here? I mean, essentially it looks like with 20% EPS growth in the first half of the year, you’re almost guiding to flat back half of the year EPS growth.

So, is this just an element of being conservative? I understand the higher costs around R&D and some of the other factors you mentioned for margins, but are you expecting any change to the end markets and any other dynamics here?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

No, we’re not seeing any changes in our end markets. As we’ve said before over the last couple of years, we don’t anticipate any in the second half of the year.

Tycho Peterson - JPMorgan - Analyst

Okay. Could you maybe just use that as a platform to comment on — you know, pharma, biotech, and academics and what you’re seeing?

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Tycho, this is Greg. I’ll take that one. In terms of the academic end markets, we continue to see them to be stable, consistent and really, no change. The pharmaceutical, the larger pharmaceutical end market for us, as I said, is generally good, but you almost have to talk about which company when you talk about the results.

Biotech, across the board, is very strong for us. Our European business has really good growth, both in the first half, and we see continuing positive results in the second half. So overall, as I really commented in the prepared comments, markets are stable, consistent, and we see that continuing in the second half of the year.

Tycho Peterson - JPMorgan - Analyst

Okay. David, you mentioned the fuel costs. Is there any way you can kind of quantify the impact of that on the quarter?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

I can’t really do that at this time, Tycho. We’re in the final stages of putting that program together. It will naturally vary as the index and fuel prices vary. But we’ll make more of that information available as we roll that program out.

Amanda Clardy - Invitrogen Corporation - VP of IR

Also, Tycho, did you want to understand how much freight cost increases impacted our gross margins this quarter?

Tycho Peterson - JPMorgan - Analyst

That’s correct.

Amanda Clardy - Invitrogen Corporation - VP of IR

We have not — we don’t have that exact detail; but it was enough that we made the comments.

Tycho Peterson - JPMorgan - Analyst

Okay. Great. That’s it for me. Thank you.

Operator

Quintin Lai, Robert Baird.

Quintin Lai - Robert W. Baird & Company, Inc. - Analyst

That’s another nice quarter. As you look to Asia-Pacific, another strong quarter, how much visibility — has there been any change in, I guess, your visibility in that market? It seems like that demand still is good. What, to look at that, I guess, for the rest of the year?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Yes. If we just look at the very high growth markets of Korea, Singapore, India, and China, they have had very strong results in the first half of the year. And in discussions with our leadership across that region, they don’t see any change for the second half of the year. They see continued very strong growth.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Quintin Lai - Robert W. Baird & Company, Inc. - Analyst

Yesterday, one of your competitors talked about — he became a little bit more cautious in the back half of the year for their bioproduction business there, especially the industrial cell culture side. What are you seeing for your industrial side for the second half?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

With the bioproduction business, I think it’s — you have to be cautious to compare one company to the next, due to the portfolio of customers one company will have to the next. Our portfolio of customers and the products in which we are working with them on, will have — as we’ve said in our prepared comments — a strong second half, just due to how the demand from those customers was planned out in the beginning of year.

So, we actually would see the opposite of what that company commented on; for the second half of the year for our industrial business in bioproduction will be very good.

Quintin Lai - Robert W. Baird & Company, Inc. - Analyst

All right. Thank you. And then finally, and I’ll jump back in the queue — with respect to kind of what your comments on the third generation sequencing, should we anticipate any kind of ramp up in R&D, ahead of the ABI merger? Or should we just be thinking about your over R&D spend being tied to the kind of the 8%, 9% pro forma of percent of sales?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Yes, that’s a great question, Quintin. I think you should still model in between 8% and 9%. We’re making trade-off decisions in order to fund the high growth areas like stem cell research or next generation sequencing, by pruning back other programs that perhaps aren’t returning as much. So we anticipate the overall R&D spend will stay about where it has.

Operator

Jonathan Groberg, Merrill Lynch.

Jonathan Groberg - Merrill Lynch - Analyst

Thanks for taking the call. Congratulations on a great quarter. As you know, there are a lot of calls going on, so I’m juggling back and forth, so hopefully I won’t ask anything that has been touched on too much.

But can you — as you look at what you’re able to do this quarter, one of the things that you announced about was a sequel prep system in your new product highlights, an enrichment normalizations solution for Next Gen sequencing. And I was just curious if you could describe a little bit more in detail where that’s falling in, who’s using it now, et cetera; a little bit more detail about that system.

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Thanks for that question. We really have just launched that product, so we’re just ramping up in terms of its user adoption.

What I would say, though, is that is one of a series of releases that we are planning from our R&D pipeline. For some time, we’ve had an R&D effort going on to develop kits for both of the current generation platforms out there. And so you’re starting to see that release of products take place.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Jonathan Groberg - Merrill Lynch - Analyst

So, this would be a product then that — I’m curious — is this kind of an OEM product? Or is this a product that would be sold to users that could use it with any of the — ?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

This is a product that end-users buy directly from us. And again, our strategy, independent of the ABI acquisition, is to provide kits to scientific end-users to optimize those platforms. As you know, both of those platforms are complicated, require a fair amount of training, and there’s a wonderful opportunity for a business like Invitrogen to make it simpler, faster with our kit technology. And that’s what we’re doing.

Jonathan Groberg - Merrill Lynch - Analyst

Okay. And then — and I apologize if this got asked. I noticed also in the press release that it looks like you pushed back a little bit the potential date of the close from late October to early November. Any reason for that?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

No. We’ve just clarified the date. So, I don’t think that there is anything — there’s been no significant change in the outlook for the close.

Jonathan Groberg - Merrill Lynch - Analyst

So you haven’t received any new information that would suggest that maybe it would be later, in terms of some of the filings or discussions you’ve had with anyone?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Absolutely not.

Jonathan Groberg - Merrill Lynch - Analyst

Okay. And then last question, I guess, here. You mentioned again the continued success you’re having on getting the cells up through your Internet site. And I’m just curious how you envision that working with the combined company? ABI continues to also have a lot of success from their release this morning on their consumable piece of the business, their reagent piece of the business. Could you maybe describe that interface and how you see that working?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

We are just coming off several days of integration meetings between the two companies. And this was one of the centerpieces of the dialogue. We now have a sub-team that is actually putting together, quote/unquote, the wiring diagram to really continue the success both companies have had in the area of the Web.

But really more importantly, get a substantial boost in growth, we hope, through combining our efforts. So that work is going on right now, Jonathan, and it would be premature for me to explain it in more detail, because obviously they’re going to have to do some more work here.

Jonathan Groberg - Merrill Lynch - Analyst

Okay. Great. Well, congratulations on a great quarter.

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Appreciate it.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Operator

Isaac Ro, Leerink Swann.

Isaac Ro - Leerink Swann & Company - Analyst

Hi guys, thanks for taking the questions. Just real quick on the CapEx, I think you [said] at $80 million. What was the split between maintenance and investment CapEx? And how do you think that split might look in 2009, assuming the Applied Bio deal closes [as expected]?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Again, we said CapEx for the year would be $70 million, $80 million; that’s no change from our previous guidance. [A] maintenance capital, we said in the past, is 30%, 40% of that.

And then the second half of your question was something — ?

Amanda Clardy - Invitrogen Corporation - VP of IR

The change with the ABI transaction.

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

I think it’s — we’re not anticipating — you know, we’re not predicting any change at this point. But it’s really too early to say.

Isaac Ro - Leerink Swann & Company - Analyst

Okay. And then just a question for you on Asia. Obviously that market is growing very quickly. I think one of your competitors said between 20% and 30% at least. And I’m wondering, could you talk about your satisfaction with your distribution lease there? And I just remember a couple of years ago you bought BIO-Asia. I’m wondering where the headcount is and feet on the street in Asia today versus when you acquired those assets?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

We’re really pleased with the investment plan we built a few years ago and continue to execute against that plan. And it really has been a combination of small acquisitions and investment in more feet on the street organically, as well as then operations, such as warehouses and in-country manufacturing to hit certain price points.

In fact, in certain countries, we’re actually increasing our investment through the year here. And this is one of these incremental investments I highlighted in my prepared comments.

So, the bottom line is, is that these countries are investing in the biotechnology sector. The overall pharmaceutical business is moving east into these countries. And you need consumables each and every day, and we’re benefiting from that trend.

Isaac Ro - Leerink Swann & Company - Analyst

Great. Thanks a lot, guys.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Operator

Derik De Bruin.

Derik De Bruin - UBS - Analyst

So, could you just talk a little bit more about the diagnostic strategy, now that you’ve got two products approved? And I guess just how you’re going to go to market with these and just — I guess, how do you see this whole platform (inaudible) emerging going forward?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Well, as you know, we have been for some time trying to use our tools to selectively develop diagnostic vectors of growth. And you’ve seen now, as you said, a couple of them come to market. And you’ll see more come from us. We have a set of developments around CISH technology, as one example.

At the same time, though, I would just caution investors that it will always for us, at least in the next two years, be an incrementals upside growth play for the Company. We remain very focused on getting deeper into tools and research, and that will always be the primary growth for the next couple of years.

Derik De Bruin - UBS - Analyst

Greg, I agree with you in the sense that the outlook for the NIH is certainly a lot positive — a little more positive than I’d say it has been in awhile. I guess, how can we — is there any way we can kind of put together an idea of like, let’s say, for every incremental X amount of dollars — increase in NIH budget to potentially benefit Invitrogen? And I guess what would be the total exposure of that budget from the combined Company?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Well, so let’s just say that the budget for the NIH — I’m just going to round numbers off — is $30 billion. And let’s just stay very conservatively, because the current dialogue in Congress is more than this; so I’ll be conservative and say a 1% increase. That’s $300 million of incremental funding.

And let’s just say two-thirds of that or $200 million really goes towards consumables and experimentation investment. It’s fair to say that we have a good market share of that number as Invitrogen, and that the combined companies would have a better market share of that $200 million.

I don’t think we’ve ever calculated what that is, though. So, it’s in the tens of millions in terms of upside potential for Invitrogen. And even more so for the combined Company, if even a 1% increase gets passed.

Derik De Bruin - UBS - Analyst

And I guess, when you kind of look at the — you’re not talking about the technologies you’re working on for your next Next Gen, but is this stuff that you’ve developed in-house? Or is it stuff that you’ve brought in from some academic collaborator? Is it what — what’s the origin of this technology?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Yes. The origin is — it’s in-house and something we had been working on for actually a fair amount of time, to develop the breakthrough thinking and invention, if you will. So, it’s in-house.

Derik De Bruin - UBS - Analyst

Okay. Thanks.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Operator

Dan Leonard, First Analysis.

Dan Leonard - First Analysis Securities - Analyst

A couple of questions for you, David. Are any of your — your exposure to higher raw material costs — is that specifically in freight or other areas of your cost structure where you have exposure?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

It’s primarily freight. I mean, raw materials are a very small percentage of our total cost. And so, while it’s an area that we’re watching closely and managing response to through our productivity programs, it has not had a major impact at this point in terms of rising raw material costs.

Dan Leonard - First Analysis Securities - Analyst

And can you remind me what percentage of your total COGS do raw materials comprise?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

30%.

Operator

Eric Criscuolo, Thomas Weisel Partners.

Eric Criscuolo - Thomas Weisel Partners - Analyst

Thank you for taking my question. I’m filling in for Peter Lawson today. I was wondering if you could maybe tease out more specifically what kind of applications are driving growth in the research markets? Is it stem cell culturing? Something besides sequencing, maybe?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

Well, there’s a couple of things that are driving growth in research. Again, leaving aside geography and just kind of end-experimentation, what drives our growth.

The first is around regenerative medicine, broadly defined. There are more cells being cultured now than it seems in the past. And we greatly benefit from that with our GIBCO franchise, as well as all of the products we’ve been developing around stem cell research.

Second, I do have to emphasize that next generation sequencing, both through ABI, Roche, Illumina, is leading to downstream consumable purchases. And we are a great beneficiary of that trend, as well.

So, those are two big items I would point to that are more of a change versus, let’s say, last year or continued growth even up from last year.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Eric Criscuolo - Thomas Weisel Partners - Analyst

Okay, great. And I guess following on the Next Gen sequencing, when the next, next generation comes out, we’re talking specific biosystems — is that — would the — could you still be selling consumables for those other systems, as well? Or is it more now your own systems that will be — that you’ll be focusing on?

Greg Lucier - Invitrogen Corporation - Chairman and CEO

You know, look. Our strategy is very clear, which is, we’ll sell to anybody who wants to buy from us. And so, that will never change with Invitrogen.

Eric Criscuolo - Thomas Weisel Partners - Analyst

Okay. And I guess just on the freight questions, I know you kind of broke out the raw material percentage. Can you maybe break out or give some color on what percentage of freight your expenses are?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Well, we haven’t really broken that down at this point, but I’d say 30% to 35%.

Amanda Clardy - Invitrogen Corporation - VP of IR

Million.

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Or million, sorry —

Amanda Clardy - Invitrogen Corporation - VP of IR

$5 million.

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

Billion.

Eric Criscuolo - Thomas Weisel Partners - Analyst

I’m sorry?

David Hoffmeister - Invitrogen Corporation - CFO and SVP, Finance

$30 million to $35 million.

Amanda Clardy - Invitrogen Corporation - VP of IR

Freight and logistics cost is about $30 million to $35 million a year for us.

Eric Criscuolo - Thomas Weisel Partners - Analyst

Okay, great. Thank you very much for that color.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 9:00AM ET, IVGN - Invitrogen Corporation Q2 Financial Results Call

Operator

And at this time, there is no further questions. I will pass the call over to Ms. Amanda Clardy for closing remarks.

Amanda Clardy - Invitrogen Corporation - VP of IR

Great. Thank you. This concludes our second quarter 2008 earnings conference call. This webcast will be available via replay on our website for three weeks. Thank you again for joining us this morning.

Operator

Thank you, ladies and gentlemen, for your participation in this conference. You may now disconnect.

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